Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of December 7, 2018 (the “Effective Date”), is entered into by and between Psyop Productions, LLC, a Delaware limited liability company (“Psyop Productions”), Psyop Media Company, LLC a Delaware limited liability company (“Psyop Media” and, together with Psyop Productions, the “Company”) and Hunt Ramsbottom (the “Executive”).

WHEREAS, the Executive is currently serving as Interim President and Interim Chief Executive Officer of the Company;

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept such employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.    Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the six-month anniversary of the Effective Date (the “Initial Termination Date”). If not previously terminated in accordance with this Agreement, the Employment Period automatically shall be extended for an additional six-month period on the Initial Termination Date and on each subsequent six-month anniversary of the Initial Termination Date, unless either party elects not to so extend the Employment Period by notifying the other party, in writing, of such election (a “Non-Renewal”) not less than 60 days prior to the last day of the Initial Termination Date or applicable subsequent six-month anniversary thereof. Notwithstanding the foregoing, in the event an IPO Event or an Equity Investment occurs during the Employment Period, the Employment Period automatically shall be extended until the third anniversary of the IPO Event or Equity Investment (as applicable), and any references to the “Initial Termination Date” in this Section 1 shall refer to such third anniversary. Such extension shall only apply to the first to occur of an IPO Event or an Equity Investment. The Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.

2.    Terms of Employment.

(a)    Position and Duties.

(i)    Role and Responsibilities. During the Employment Period, the Executive shall serve as President and Chief Executive Officer (“CEO”) of the Company, and shall perform such employment duties as are usual and customary for such positions. The Executive shall report directly to the Board. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position as President and CEO of the Company. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.

(ii)    Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote his full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, and (C) manage his personal investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A) and/or (B), the Executive receives prior written approval from the Board.

(iii)    Principal Location. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s principal offices located in Los Angeles, California (the “Principal Location”), except for travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.

(b)    Compensation, Benefits, Etc.

(i)    Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $450,000 per annum; provided, however, that following an IPO Event the Base Salary automatically shall be increased to $500,000 per annum effective as of the IPO Event. The Base Salary shall be reviewed annually by the Board or a subcommittee thereof and may be increased from time to time by the Board or such subcommittee in its discretion. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly. The Base Salary may be increased in the discretion of the Board or such subcommittee, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.

(ii)    2018 Annual Cash Bonus. For calendar year 2018, the Executive shall be eligible to earn a cash performance bonus (the “2018 Bonus”) in an amount determined based on the achievement of performance goals as set forth on Exhibit A attached hereto. Payment of the 2018 Bonus, to the extent any 2018 Bonus becomes payable, will be contingent upon the Executive’s continued employment through December 31, 2018, and will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15, 2019. Notwithstanding anything to the contrary contained herein, the Board shall not be precluded from awarding the Executive a discretionary bonus with respect to calendar year 2018.

(iii)    Post-2018 Annual Cash Bonus. For each calendar year ending during the Employment Period following calendar year 2018, the Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives. The actual amount of any Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of performance goals developed in consultation with the Executive. The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be contingent upon the Executive’s continued employment through December 31st of the applicable calendar year, and will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned.    Notwithstanding anything to the contrary contained herein, the Board shall not be precluded from awarding the Executive a discretionary bonus with respect to any calendar year following 2018.

(iv)     Special IPO Bonus. In addition, if an IPO Event occurs during the Employment Period, the Executive remains in continuous service with the Company until the IPO Event and, in connection with such IPO Event, a minimum of 20% of PubCo’s outstanding common stock (measured as of immediately following the closing of the IPO Event) is sold at an Enterprise Valuation of greater than or equal to $30,000,000 (the “Special IPO Bonus Threshold”), the Company shall pay the Executive a cash bonus equal to $350,000, which shall be payable within 15 calendar days following such IPO Event. In the event the Special IPO Bonus Threshold is not achieved in connection with an IPO Event, the Company and the Executive agree to negotiate in good faith regarding a bonus payment to the Executive.

(v)    Equity Award.

(A)    Initial Equity Grant. On or as soon as reasonably practicable following the Effective Date, and provided the Executive is employed by the Company on the date of grant, Psyop Media shall grant to the Executive, pursuant to that certain Third Amended and Restated Limited Liability Company Agreement of Psyop Media, LLC, dated as of August 1, 2014 (as amended from time-to-time, the “LLC Agreement”), an award of Class C Units (as defined in the LLC Agreement) (the “Class C Unit Award”) equal to 3% of the fully diluted outstanding units of the Company on the date of grant. The parties intend for the Class C Units underlying the Class C Unit Award to be “profits interests” within the meaning of the Code and Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191. Subject to the Executive’s continued service with the Company through the applicable vesting date, the Class C Unit Award will vest in full on the earlier to occur of an IPO Event and an Equity Investment. The Class C Unit Award shall be evidenced by a separate award agreement (the “Award Agreement”) in a form prescribed by Psyop Media, to be entered into by Psyop Media and the Executive. The Class C Unit Award shall be subject to the terms and conditions, including, without limitation, any distribution threshold and transfer restrictions, set forth in the LLC Agreement and the Award Agreement.

(B)    IPO Equity Grant. In addition to the Class C Unit Award, in connection with an IPO Event PubCo shall grant to the Executive an option to purchase a number of shares of PubCo’s common stock representing up to 4% of the fully diluted capitalization of PubCo (but excluding, for the avoidance of doubt, any warrants and/or stock options that have an exercise or strike price greater than or equal to the IPO Price) as of the closing of the IPO Event (the “IPO Option”). It is expected that the IPO Option will be granted after the effectiveness of PubCo’s registration statement relating to its initial public offering and prior to the first date upon which PubCo’s common stock is listed upon notice of issuance on any securities exchange or designated upon notice of issuance as a national market security on an interdealer quotation system, subject to the Executive’s continued service with the Company until the applicable grant date. The IPO Option shall vest and become exercisable based on the attainment of Price Per Share goals, as set forth on Exhibit B, and further subject to the Executive’s continued service through the applicable vesting date. The IPO Option shall be evidenced by, and subject to the terms and conditions set forth in, a separate award agreement in a form prescribed by PubCo, to be entered into by PubCo and the Executive.

(vi)    Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible, at the sole cost of the Company, to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(vi) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(vii)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to employees of the Company.

(viii)    Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.

(ix)    Vacation. During the Employment Period, the Executive shall not be entitled to a fixed number of paid vacation or sick days per year, and therefore, no vacation or sick days shall accrue. As a salaried employee, the Company expects the Executive to use the Executive’s judgment to take time off from work for vacation or other personal time in a manner consistent with getting the Executive’s work done in a timely fashion, providing excellent service to the Company’s customers and partners and avoiding inconveniencing the Executive’s co-workers.

3.    Termination of Employment.

(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.

(b)    Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause, or by reason of a Non-Renewal of the Employment Period.

(c)    Termination by the Executive. The Executive’s employment may be terminated by the Executive for any reason, including with Good Reason or by the Executive without Good Reason, or by reason of a Non-Renewal of the Employment Period.

(d)    Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 11(b) hereof. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or

Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)    Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

4.    Obligations of the Company upon Termination.

(a)    Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary, (ii) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(vii) hereof and (iii) any vested amounts due to Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.

(b)    Qualifying Termination. Subject to Sections 4(c), 4(e) and 11(d), and the Executive’s continued compliance with the provisions of Section 7 hereof, if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:

(i)    Cash Severance. The Company shall pay the Executive an amount equal to three months of the Executive’s Base Salary (or, if the Date of Termination occurs after an IPO Event or Equity Investment, the Severance shall instead be an amount equal to 12 months of the Executive’s Base Salary) in effect on the Date of Termination, disregarding any reduction constituting Good Reason (the “Severance”). The Severance shall be payable in substantially equal installments in accordance with the Company’s normal payroll procedures during the period commencing on the date of Executive’s Separation from Service and ending on the three or 12-month anniversary thereof, as applicable (the “Severance Period”). In addition, the Executive shall be paid a pro-rata 2018 Bonus or Annual Bonus to which the Executive would have become entitled (if any) for the calendar year of the Company during which the Date of Termination occurs, had the Executive remained employed through December 31st of the applicable calendar year and based on the achievement of any applicable performance goals or objectives, pro-rated based on the number of days during such calendar year that the Executive was employed by the Company (the “Bonus Severance”). The Bonus Severance shall be payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs, with the actual date within such period determined by the Company in its sole discretion.

(ii)    COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the Severance Period, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(iii)    Qualifying Termination Following a Change in Control. In addition, in the event that, following an IPO Event, the Qualifying Termination occurs on or within 12 months following a Change in Control, then (i) the Executive shall receive a cash payment equal to the greater of (A) the Executive’s target 2018 Bonus or Annual Bonus for the year in which the Date of Termination occurs and (B) the Executive’s Base Salary in effect on the Date of Termination, disregarding any reduction constituting Good Reason, payable in a single lump sum within 75 days following the Date of Termination, (ii) all outstanding Company or PubCo equity awards that vest based solely on the passage of time that are held by the Executive on the Date of Termination immediately shall become fully vested and, to the extent applicable, exercisable and (iii) the IPO Option will be deemed vested and exercisable based on the Price Per Share as of such Change in Control.

(c)                Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Section 4(b) hereof that the Executive execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit C (the “Release”) within 21 days (or, to the extent required by law, 45 days) following the Date of Termination and that the Executive not revoke such Release during any applicable revocation period. For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to Section 4(b) hereof shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.

(d)    Other Terminations. If the Executive’s employment is terminated for any reason not described in Section 4(b) hereof, the Company will pay the Executive only the Accrued Obligations.

(e)     Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4 hereof, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(f)    Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.

5.    Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.    Excess Parachute Payments; Limitation on Payments. Following an IPO Event, the following provisions will apply:

(a)    Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)    Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.    Restrictive Covenants.

(a)    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by the Executive in connection with the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.

(b) While employed by the Company and, for a period of six months after the Date of Termination (or, if such Date of Termination occurs after an IPO Event, for a period of 12 months after such Date of Termination), the Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. During his employment with the Company and thereafter, the Executive shall not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c) In recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 7(a) and 7(b) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

(d) The Executive hereby acknowledges that the Executive is concurrently entering into an agreement with the Company, substantially in the form attached hereto as Exhibit D, containing confidentiality, intellectual property assignment and other protective covenants (the “PIIA”) and that the Executive shall be bound by the terms and conditions of the PIIA.

8.    Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

9.    Successors.

(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns (including, if applicable, PubCo).

10.    Certain Definitions.

(a)    “Board” means the Board of Managers of Psyop Media or, following an IPO Event, the Board of Directors of PubCo.

(b)     “Cause” means the occurrence of any one or more of the following events unless, to the extent capable of correction, the Executive fully corrects the circumstances constituting Cause within 15 days after receipt of the Notice of Termination:

(i)    the Executive’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination for Good Reason), after a written demand for performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not performed his duties;

(ii)    the Executive’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company;

(iii)    the Executive’s material misappropriation or embezzlement of the property of the Company or any of its affiliates;

(iv)    the Executive’s commission of, including any entry by the Executive of a guilty or no contest plea to, a felony (other than a traffic violation) or other crime involving moral turpitude;

(v)    the Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Executive of his fiduciary duty to the Company, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company; or

(vi)    the Executive’s material breach of the Executive’s obligations under a written agreement between the Company and the Executive, including without limitation, such a breach of this Agreement.

(c)    “Change in Control” means a “change in control” as defined in an applicable equity incentive plan of PubCo adopted in connection with an IPO Event.

(d)    “Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.

(e)    “Company Party” means any corporation formed by the Company for the purpose of effecting an initial public offering and of which the Company is a subsidiary.

(f)    “Date of Termination” means the date on which the Executive’s employment with the Company terminates.

(g)    “Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, as determined in the reasonable discretion of the Board.

(h)    “Enterprise Valuation” means the aggregate value of 100% of the outstanding shares of common stock of the Company as of the closing of the IPO Event, measured on a fully diluted basis and after giving effect to the issuance of shares in the IPO Event (valuing each such share at the IPO Price), plus the amount of Net Debt as of the closing of the IPO Event (which amount may be a negative number).

(i)    “Equity Investment” means one or a series of related purchases by one or more parties of equity securities issued by the Company to such parties which has an aggregate purchase price of at least $10,000,000 (determined as of immediately prior to the first of such purchases), whereby such investment was a direct result of the Executive’s efforts, as determined in good faith by the Board in its sole discretion.

(j)    “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(k)    “Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)    a material diminution in the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) hereof, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)    the Company’s material reduction of the Executive’s Base Salary, as the same may be increased from time to time;

(iii)    a material change in the geographic location of the Principal Location which shall, in any event, include only a relocation of the Principal Location by more than 30 miles from its existing location;

(iv)    the Company’s material breach of this Agreement.

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 90 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.

(l)    “IPO Event” means the closing of an initial public offering of the securities of PubCo.

(m)    “Net Debt” means (a) the aggregate principal amount of all indebtedness of the Company and its subsidiaries as of the closing of the IPO Event, minus (b) the aggregate amount of cash and cash equivalents held by the Company and its subsidiaries as of the closing of the IPO Event.

(n)    “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).

(o)    “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive.

(p)    “PubCo” means the Company Party undergoing an IPO Event.

(q)    “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s Disability), (ii) by the Company by reason of a Non-Renewal of the Employment Period prior to an IPO Event or an Equity Investment, and the Executive is willing and able, at the time of such Non-Renewal, to continue performing services on the terms and conditions set forth herein or (iii) by the Executive for Good Reason.

(r)     “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(s)    “Separation from Service” means a “separation from service” (within the meaning of Section 409A).

11.    Miscellaneous.

(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company.

If to the Company:

Psyop Media Company

45 Howard Street

New York, NY 10013

Attn: Tom Boyle

with a copy to:

Latham & Watkins LLP

355 South Grand Ave., Suite 100

Los Angeles, CA 90071-1560

Attn: Tony Richmond & David Zaheer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)    Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(d)    Section 409A of the Code.

(i)     To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 11(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)    Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.

(iii)     To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)    No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)    Entire Agreement. As of the Effective Date, this Agreement (including the Award Agreement) constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof.

(i)    Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(j)    Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“COMPANY”

By:	/s/ Bernard Cragg
	Name:	Bernard Cragg
	Title:	Director

“EXECUTIVE”

/s/ Hunt Ramsbottom
Hunt Ramsbottom

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